FOR IMMEDIATE RELEASE

      ACCELIO RECOMMENDS SUPERIOR BID FROM ADOBE SYSTEMS
      Leader in network publishing offers CDN $4.50 per share on a fully diluted basis

Ottawa, ON, February 1, 2002 - Accelio Corporation, (NASDAQ: ACLO, TSE: LIO), a leading global provider of Web-enabled business process solutions, today announced that Adobe Systems Incorporated (NASDAQ: ADBE), the leader in network publishing, has agreed to acquire all outstanding Accelio shares for approximately (CDN) $4.50 per share (fully diluted), payable in Adobe shares.

"We are absolutely delighted with this transaction, and it provides significantly more value for our shareholders than the unsolicited offer from Open Text," said Abe Ostrovsky, Chairman of Accelio Corporation.

The material terms of the transaction were approved by the Boards of Directors of Accelio and Adobe late yesterday. Under the terms of the agreement, Adobe common stock with a value (on closing) of US$72 million will be exchanged for Accelio securities. Based on current exchange rates, this translates into approximately (CDN) $4.50 per Accelio share on a fully diluted basis.

The agreement is subject to completion of customary transaction documents and the satisfaction of customary closing conditions, including obtaining approval by Accelio shareholders and applicable U.S. and Canadian regulatory authorities. The transaction will be structured as a "plan of arrangement" under the Canada Business Corporations Act and requires both court approval and approval by shareholders representing 66 2/3 per cent of Accelio common shares voting at a meeting of shareholders, expected to be held in late March 2002.

"Our mission at Accelio is to help our customers extend and accelerate their core business processes," said A. Kevin Francis, president and chief executive officer of Accelio Corporation. "Adobe's strategy for expanding its ePaper solutions business is complementary with our approach at Accelio. There are significant synergies in both our technology and our go-to-market strategies. The combined strength of our two companies will result in a more complete enterprise-class solution than either company could have on its own."

"The migration to electronic forms-driven business processes is accelerating in corporations, governments and institutions around the world," said Bruce Chizen, president and CEO of Adobe. "Our strong market position with our Adobe Acrobat(R) family of products has helped drive this trend. This acquisition quickly positions Adobe as a leader of business process solutions, which is the logical next step in the evolution of our ePaper platform."

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Accelio Recommends Superior Bid From Adobe/2

As part of the agreement, Accelio has agreed to pay to Adobe a "break-up" fee of approximately US$2.9 million if the Accelio Board of Directors approves or recommends another acquisition.

Accelio financial advisor CIBC World Markets has provided the Accelio Board with an opinion that the consideration to be received by the shareholders of Accelio pursuant to the agreement with Adobe is fair from a financial point of view.

Shareholders who have already tendered Accelio common shares under the Open Text Corporation offer are urged to WITHDRAW their tendered shares immediately and in any event prior to February 4, 2002, the current expiry date of the Open Text offer. The procedure to withdraw deposited securities is outlined on page 20 of the Open Text Circular.

About Adobe SystemsIncorporated
Founded in 1982, Adobe Systems Incorporated (www.adobe.com) builds award-winning software solutions for network publishing, including Web, ePaper, print, video, wireless and broadband applications. Its graphic design, imaging, dynamic media and authoring tools enable customers to create, manage and deliver visually-rich, reliable content. Headquartered in San Jose, Calif., Adobe is the second-largest PC software company in the U.S., with annual revenues exceeding $1.2 billion.

About Accelio
Accelio Corporation (formerly JetForm Corporation) is a leading global provider of Web-enabled business process solutions, headquartered in Canada. Accelio helps organizations to gain sustainable advantage by extending and accelerating their core business processes. The Accelio family of integrated software solutions empower organizations to capture, integrate and present strategically relevant information for employees, partners and customers -- enabling them to work smarter and more productively.

With fiscal 2001 revenues of over $100 million, and in business since 1982, the Accelio global distribution network spans every continent, with more than 8.5 million users worldwide. Accelio customers are Global 2000 organizations in the financial services, banking, manufacturing, utilities and public sectors. For more information on Accelio, visit: www.accelio.com.

Accelio and the Accelio logo are trademarks of Accelio Corporation. Other product and company names herein may be trademarks of registered trademarks of their respective owners.

In this announcement, under the provisions of the new "safe harbour" section of the Private Securities Litigation Reform Act of 1995, Accelio makes forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual future results to differ materially are variability in quarterly results, competition, rapid technological change, management of growth, third party dependence, dependence upon key personnel, international operations and geographic concentration, exchange rate risks; currency fluctuations, reliance on intellectual property, product defects and product liability, volatility of stock and other factors as discussed in the Company's prospectus and Form-10K as filed with the Securities and Exchange Commission.

For more information:

Nicola Clarke McIsaac                             Eileen Foley
Accelio Investor Relations                        Accelio Public Relations
905-947-8485 ext. 3218                            613-751-4800 ext. 5273
nclarke@accelio.com                               efoley@accelio.com

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